AMENDMENT NO. 1

to the

2006 EQUITY INCENTIVE PLAN

of

INTELLECT NEUROSCIENCES, INC.

The Intellect Neurosciences, Inc. 2006 Equity Incentive Plan (the “2006 Plan”) is hereby amended as follows:

1. Section 4 of the 1999 Plan is amended to add the following sentences after the last sentence in Section 4(d):

Notwithstanding anything to the contrary contained herein, the Board may, prior to July 31, 2007, approve a one-time grant to Eliezer Sandberg, in consideration of his service to the Company as a director and expressly conditioned upon the cancellation of 100,000 stock options previously issued to Mr. Sandberg under the Company’s 2005 Employee, Director and Consultant Stock Option Plan (the “2005 Plan”), of options to acquire 100,000 shares of the Company’s Common Stock under the Plan where such new options may have a per share exercise price that is less than the fair market value of a share of the Common Stock of the Company (“Adjusted Exercise Price”). Such Adjusted Exercise Price shall be determined by the Board, in its sole discretion, with the purpose of providing Mr. Sandberg with the same exercise price with respect to the stock options issued to him under the 2006 Plan as he had with respect to the stock options previously issued to him under the 2005 Plan and subsequently cancelled.

2. Except as expressly amended, the provisions of the Plan shall remain in full force and effect.

3. This Amendment shall be effective immediately upon approval by the Company’s Board of Directors.

I hereby certify that this Amendment was adopted by the unanimous written consent of the Board of Directors.

/s/ Elliot Maza
Elliot Maza, President & CFO
Intellect Neurosciences, Inc.